Exhibit 99.1

Good Afternoon,

I want to thank everyone for their time and participation on the call today. For those of you who are shareholders I want to thank you for your confidence. I consider it an honor to be the CEO of Forex International Trading. I also want you to know that my family and I have over 4.3 million shares of common stock and we have not sold a single share.

The agenda for today is to start by reviewing the Forex Market, then who we are as a company, the results of the second quarter financials, then talk about the market activity in FXIT and finally conclude with Questions and Answers.

Before we start I must advise you that this conference call will contain forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this conference call. Such risk factors include, among others, whether Forex International Trading Corp. can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Forex International Trading Corp. can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this conference call. Forex International Trading Corp. does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

In addition from time to time, management may publicly disclose certain "non-GAAP financial measures" in the course of this conference call. For these purposes, the SEC defines a "non-GAAP financial measure" as a numerical measure of historical or future financial performance, financial positions, or cash flows that excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements, and vice versa for measures that include amounts, or is subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure so calculated and presented. For these purposes, "GAAP" refers to generally accepted accounting principles in the United States.

Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we will also generally present, on our Web site, the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.

The Forex Market continues to experience growth. Recent turmoil in the debt markets in Europe, the debt ceiling crises in the U.S. and the catastrophe in Japan have all led to higher trading volumes and greater interest in currency and commodity trading. Even prior to these events, the Forex Markets over the last decade have seen daily volume increase from approximately 1.2 Trillion to around 4 Trillion which represents a 25%+ compounded annual growth rate (CAGR). Retail volume over the last decade has grown from an estimated 6 Billion a day to an estimated 300 Billion a day. However, as a result of the dramatic growth, the past two years have also seen significant changes in the regulatory environment around the world. I believe our management’s ability to navigate these factors and identify opportunities in the market is one of the keys to the future success of the company.

As a recap of how we got here: Forex International Trading was formed to capitalize on the growing retail Forex market. Our strategy has been to identify companies who have a strong plan to access the market, technology to implement the plan, and management who can execute the plan.
Since commencing operations upon becoming effective in March 2010 as a development stage company, we have been involved in several transactions in an effort to execute our strategy.

For those of you who are not familiar with development stage companies, USLegal.com defines a development stage company as “a company that is devoting a majority of its attention on the establishment of a new business. In a development-stage company, either the principal operations may have not yet begun or have begun without producing significant revenue.”

As a “Development Stage Company”, Forex International Trading has conducted its “business” by identifying companies that are involved in Forex Trading or are in a complimentary business. The company’s strategy is to identify a potential acquisition or joint venture company, then engage the company by utilizing a Letter of Intent “LOI,” then proceed with further due diligence and integration into Forex International Trading or one of our subsidiaries. We have found this method to be both monetarily efficient and time efficient in spite of the fact that not all deals work out as originally envisioned.

The first transaction after becoming effective involved issuing a LOI with Triple 8 Ltd. This LOI established a “white label” retail Forex platform utilizing Triple 8’s software and operations. Within five months we were able to evaluate the platform, customer service, and operations of Triple 8 which led to our LOI and acquisition of approximately 50%. We will discuss the results of Triple 8’s operations in greater detail later in the presentation.

The second was our transaction with Forex New York City and later its’ affiliate company Wheatley Asset Management. While we had hoped that this transaction would provide a platform for delivering education and managed products to our customer base it became evident during the second quarter that the time line and costs associated with implementing this strategy with Forex New York City and Wheatley did not meet our profitability model so the transaction was unwound. While this transaction did not work out we still are looking for a profitable platform for delivering education and managed products to our customer base.

The next LOI was with Nexus Capital. The primary goal of this transaction was to expand our product mix available to our off shore customers to include Contracts for Difference (CFD). As it turned out this transaction was going to require a significant capital infusion to integrate the platforms so that the marketing efforts could be integrated for maximum profitability. Through the process of evaluating this transaction we determined that Triple 8 Ltd could develop their existing platform to include CFD’s at a much lower cost basis. This transaction was terminated as a result.

We currently have an outstanding LOI to acquire 51% of ParagonEX. ParagonEX is the software company that developed the software for our Triple 8 Ltd operations. ParagonEX through their shareholders also own approximately 50% of Triple 8 Ltd. The primary goal of this transaction is to capitalize on the growth in software business associated with financial services companies. In addition this transaction would increase Forex Internationals interest in Triple 8 Ltd. The transaction is currently pending due to the recent decline in Forex International Trading’s share price.
The most recent transaction we attempted was a joint venture between our “white label” platform (www.4xint.com) and Heffernan Capital. This transaction has not produced any results due to a lack of funding. This venture was designed to be a no cost venture for Forex International Trading that relied solely on the marketing efforts of Heffernan Capital. Since no marketing efforts have been made to date we consider this venture terminated.

As a public company it is our goal to keep our shareholders informed of what we are doing to grow the company. We believe it is important to notify our shareholders any time we enter into an agreement or letter of intent that may significantly impact our earnings and/or costs. Since we are still a small company, most costs and potential incremental earnings fall into this category at this time.

Another significant event that we entered into since the beginning of the year is an equity line of credit through Roswell Capital for $10 million subject to the filing of a registration statement. The purpose for this money is to have access to cash for future transactions. We believe that having access to this cash will better position the company in our efforts to find acquisition targets that will help us to execute our business plan.

So let’s see how we have done. In the second quarter of 2011 the company on a consolidated basis reported the following results.

Financial Results Second Quarter 2011 (unaudited)

Total Revenue	$3,930,516
Gross Profit	$3,038,965
Operating Expenses	$2,349,422
Depreciation	$213,040
Operating Expenses w/out	$2,136,382
Depreciation
EBITDA	$902,583
Earning per share – basic	$0.01

Let’s start by comparing how we have grown the business compared to the first quarter. Total revenue in the second quarter was up 24% from the first quarter. Operating expenses actually declined 10% from the first quarter. As you may recall first quarter operating expenses were higher than normal due to the cost of moving into larger facilities. As a result, EBITDA was up an extraordinary 602%. While we do not believe mid-triple digit quarterly growth is sustainable we are comfortable with double digit increases.

If we compare the six month numbers with the consolidated year end numbers which can be found in our 10k note 3 you will find Total Annual Revenue of $7,599,093 compared to $7,122,981 for the first six months of 2011. So in the first six months we experience approximately 94% of the revenue experienced for all of 2010 while spending only about 82% of the marketing budget for 2010.

Triple 8 continues to see triple digit year over year growth in revenue, deposits and monthly traders. In the second Quarter Triple experienced quarter over quarter growth in active traders of 23% and year over year growth of 169% compared with FXCM who experienced 11% quarter over quarter growth and 17% year over year growth in active accounts according to FXCM’s Second Quarter 2011 Financial and Operating Results presentation.

In addition, our Triple 8 operating unit has recently passed some significant milestones. Triple 8 has now processed over $50 Billion in currency transactions, and received over $25 million in customer deposits from over 8,000 online traders.

Similar to the industry, changes in regulations are affecting the way Triple 8 operates. Triple 8 is currently evaluating changes in the regulatory environment in Cyprus where the company is incorporated and is considering a change in its country of Incorporation. In addition to evaluating the effects of the changing regulatory environment in Cyprus for our Triple 8 unit, Forex International is evaluating our strategy for rolling out our platform in the United States. The company’s plan has been to rollout a platform in the United States in the 3rd quarter, however recent lawsuits filed by the CFTC and NFA against FXCM and Gain Capital have affected our timeline. According to FXCM’s Second Quarter Financials presentation they have set aside $16 million to settle the complaints. Rather than rushing into the U.S. market we are evaluating the ramifications of these lawsuits to ensure that when we do rollout our platform in the United States we avoid costly mistakes. Therefore, Triple 8 continues to block traffic from the United States.

I have been very pleased with how our business plan has been executed so far. I believe that the Forex market will continue to provide opportunities for the company to prosper.

Now, I would like to talk about the market for our shares.

As I am sure most of you are aware our shares have continued to decline since last quarter’s call in spite of continued good performance from our Triple 8 operating unit. While I believe that some of the pressure on the stock is coming from Market Makers and short selling of the stock based on information provided by BUYINS.net and Share Intel, we also have seen a loss of shareholders over the past six weeks. I believe that one of the keys to increasing shareholder value on top of continuing on the current revenue and earnings path will be investor awareness. Since we began trading we have had over 600 investors own FXIT shares. This in my opinion is a very low number. My goal over the next six months is to increase awareness of our company and help our shareholders and potential investors better understand our business, our financials and the value of owning shares of FXIT long term. I am also hopeful that now that we have reported two consecutive quarters of consolidated earnings that show good growth and profitability that we can begin to attract institutional investors. In addition, we are beginning to implement social media and networking strategies that have proven successful in growing our retail trading business.

My evaluation of the situation our stock has experienced over the past four months is simple; we have not informed enough investors about our business, our financials and the value of owning shares long term. It is obvious we have shareholders who either do not see the long term value in the company or they need the money that their shares represent. It is for this reason that I ask your help, if you believe in our business plan, if you believe in managements’ ability to execute our plan, if you believe that online currency trading is going to continue to grow, then tell a friend. Tell your friends to do their due diligence, decide if this type of investment is appropriate for them.

At this time I will begin the Q&A portion of the call. I will begin with a few questions that have been sent to me to address on the call.